Exhibit 99.1

News Release
CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400
Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2017 Financial and Operating Results and Agreement to Sell US Salt, LLC for $225 Million

Record G&P volumes in selected basins across Crestwood’s portfolio: total oil, gas and water gathering volumes up 58%, 10% and 38%, respectively, compared to third quarter 2016 volumes

Solid progress on core growth strategy in Delaware Basin and Bakken

On-track to achieve increased FY 2017 Guidance

US Salt divestiture positions Crestwood to execute 2017 and 2018 capital expansion programs without accessing the equity capital markets

HOUSTON, TEXAS, October 31, 2017 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended September 30, 2017.

Third Quarter 2017 Highlights1

•	Third quarter 2017 net loss of $27.9 million, compared to net income of $3.0 million in third quarter 2016

•	Third quarter 2017 Adjusted EBITDA of $96.3 million, compared to $103.5 million in the third quarter 2016

•	Third quarter 2017 distributable cash flow of $50.3 million; The third quarter 2017 coverage ratio was approximately 1.2x (the third quarter 2017 represents the first quarter of cash distribution payments to the Class A preferred units)

•	Bakken Bear Den Pipeline completed in third quarter and Phase 1 processing plant in-service expected in November 2017

•	Completed Willow Lake Processing Plant expansion in September 2017 and achieved record volumes in October 2017; Closed Shell Midstream joint venture and commenced Phase 2 expansion of Delaware Basin Nautilus gas gathering system

•	Declared third quarter 2017 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on November 14, 2017 to unitholders of record as of November 7, 2017

Management Commentary

“Crestwood continued to deliver solid results, execute on long term growth projects and maintain conservative financial discipline in the third quarter 2017. Our balanced midstream portfolio produced Adjusted EBITDA and distributable cash flow of $96.3 million and $50.3 million, respectively, and targeted leverage and distribution coverage ratios of 4.1x and 1.2x, respectively, while paying full cash distributions to our preferred unitholders for the first time,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “The distribution is well covered, allowing for meaningful excess cash flow which we are reinvesting, and our leverage is appropriate to support Crestwood’s 2017 and 2018 capital growth program.”

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

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“Importantly, today we announced an agreement to divest US Salt, a non-core business in Crestwood’s portfolio, for $225 million. The sales price is materially accretive to Crestwood’s current business plan as we expect to reinvest the proceeds into our high-growth core Bakken and Delaware Basin footprints over the remainder of 2017 and full year 2018.”

Mr. Phillips, continued, “In the third quarter 2017, our gathering and processing segment, highlighted by the significant Bakken Arrow contribution, drove overall portfolio EBITDA growth, as other assets in our portfolio continued to provide stable contributions in-line with our expectations. As producers execute their planned fourth quarter drilling and completion activities for our G&P segment, we remain well-positioned to benefit from seasonal demand in our S&T and MS&L segments. As a result, Crestwood remains on-track to achieve our increased 2017 Adjusted EBITDA guidance target of $380 million to $400 million.”

Mr. Phillips, concluded, “Our current capital program is focused on expanding Crestwood’s infrastructure footprint in some of the most active plays in North America and is now fully financed through the divestiture of US Salt, strategic joint-ventures with Shell Midstream and First Reserve, redeployment of excess cash flow from operations and the responsible use of low-cost debt. We believe this strategy, of focusing on expansions in the Bakken and Delaware Basin that offer sub-6x build multiples, will enable Crestwood to grow distributable cash flow per unit without having to meaningfully access the equity capital markets. Ultimately, we believe this strategy will create substantial value for our unitholders and will be reflected in our unit price.”

Third Quarter 2017 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $69.9 million in the third quarter 2017, compared to $64.1 million in the third quarter 2016. Third quarter 2017 G&P segment EBITDA excludes approximately $3 million of cash received from the Jackalope joint venture under the new minimum revenue agreement that went effective in January 2017 that is currently accounted for as deferred revenue. During the third quarter 2017, average natural gas gathering volumes were 1,022 million cubic feet per day (“MMcf/d”), or 11% above second quarter 2017, gas processing volumes were 235 MMcf/d, or 6% above second quarter 2017, compression volumes were 515 MMcf/d, or 10% above second quarter 2017, crude oil gathering volumes were 88 thousand barrels per day (“MBbls/d”), or 7% above second quarter 2017, and produced water volumes were 37 MBbls/d, or 2% above second quarter 2017. Segment volumes during the quarter increased sequentially as a result of continued record oil gathering volumes on the Bakken Arrow system and a 22% increase in SW Marcellus gas volumes as a result of drilled-but-uncompleted well connections. Segment gathering volumes are expected to maintain strong momentum in the fourth quarter 2017 across Crestwood’s portfolio of major assets.

Storage and Transportation segment EBITDA totaled $13.4 million in the third quarter 2017, compared to $25.0 million in the third quarter 2016. The S&T segment reflects lower EBITDA primarily as a result of a lower contribution from the COLT Hub due to decreased rail loading volumes since the in-service of the Dakota Access pipeline. During the third quarter 2017, natural gas storage and transportation volumes averaged 2.0 Bcf/d, compared to 1.8 Bcf/d in the third quarter 2016, as a result of increased northeast producer volumes driven by improving market conditions.

Marketing, Supply and Logistics segment EBITDA totaled $13.9 million in the third quarter 2017, compared to $17.5 million in the third quarter 2016, exclusive of changes in the fair value of commodity inventory-related derivative contracts. The year-over-year decrease in segment EBITDA was primarily driven by a $3.1 million property tax refund received in 2016 related to Crestwood’s West Coast processing facility. During the third quarter, Crestwood continued to see growth in the northeast propane markets while disruptions in the refining sector related to hurricanes and flooding

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led to weakness in the butane blending markets. Crestwood is encouraged by improving seasonal fundamentals for propane and butane during the fourth quarter 2017 and expects the NGL marketing and logistics business to exit the year within its segment guidance range.

Combined O&M and G&A expenses, net of non-cash unit based compensation, in the third quarter 2017 were $51.8 million compared to $47.3 million in third quarter 2016. The year-over-year increase in combined O&M and G&A expenses was driven by the 2016 property tax refund described above and costs incurred in 2017 related to the relocation of Crestwood’s corporate offices.

Divestiture of US Salt, LLC

Crestwood entered into a Purchase Agreement to sell 100% of the equity interests of US Salt, LLC (“US Salt”) to an affiliate of Kissner Group Holdings LP for $225 million, subject to working capital and minor maintenance capital adjustments. Crestwood intends to use the proceeds from the divestiture to reduce borrowings under its revolving credit facility and reinvest in on-going accretive organic growth projects in the Bakken and Delaware Basin. Crestwood expects the proceeds from the divestiture of US Salt will eliminate the need to access the equity capital markets to fund its current 2017 and 2018 capital programs. The divestiture is expected to be approximately 3% to 5% accretive to distributable cash flow per unit by fiscal year 2019. Unitholders are encouraged to consult their tax advisors as the transaction may result in a taxable gain. The transaction is subject to customary closing conditions, including approval under the Hart-Scott-Rodino Act, and is expected to close during the fourth quarter 2017.

Located in Watkins Glen, NY, US Salt is a solution salt mine capable of producing over 400,000 tons of evaporated salt annually. US Salt was purchased by a predecessor company in August 2008. US Salt is a non-core business in Crestwood’s Marketing, Supply and Logistics segment.

Third Quarter 2017 Business Update

Bakken - Arrow Gathering System

During the third quarter 2017, the Arrow system averaged crude oil volumes of 88 MBbls/d, natural gas volumes of 45 MMcf/d and produced water volumes of 37 MBbls/d, an increase of 58%, 8% and 38%, respectively, compared to volumes in the third quarter 2016. During the third quarter 2017, natural gas volumes on the Arrow system were impacted by third-party processing curtailments and NGL system constraints. Year-to-date, Crestwood has connected 79 wells to the Arrow system and expects to connect up to an additional 20 to 25 wells in the fourth quarter of 2017.

During the third quarter 2017, Crestwood invested approximately $35.9 million of capital to expand natural gas and water handling capabilities on the Arrow system and for construction of the Bear Den processing plant in Watford City, ND. The Bear Den Plant is a two phase processing solution to provide producer customers greater flow assurance and competitive netbacks for increasing production volumes on the Arrow system and acreage surrounding the Fort Berthold Indian Reservation.

•	Bear Den Plant – Phase 1: Crestwood is nearing the completion of the 30 MMcf/d Bear Den Plant. The Bear Den pipeline, which interconnects the Arrow gathering system with the Bear Den Plant has been completed and is ready for service. Phase 1 is an immediate processing solution that is sized to process excess gas volumes currently flaring or above current third-party contracts. Crestwood expects Phase 1 processing to be placed in-service in the coming weeks. Once operational, Crestwood’s MS&L team will perform all marketing and logistics services for the natural gas liquids (NGL’s) produced at the plant. Crestwood expects the Phase 1 project will largely mitigate current downstream processing and NGL constraints that have limited Arrow system volumes in the third quarter of 2017. Crestwood has invested approximately $90 million to-date and expects total capital investment to be approximately $115 million.

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•	Bear Den Plant – Phase 2: Crestwood continues to move forward with expansion plans to add 120 MMcf/d of processing capacity to the Bear Den plant facility to further enhance flow assurance and netbacks for Arrow producers when Crestwood’s current third party processing contract expires in 2019. The combined Phase 1 and Phase 2 plants are supported by current volumes available on the Arrow system and will provide incremental capacity to meet customers’ robust future development plans and associated volume growth. Crestwood expects a targeted Phase 2 in-service date in the third quarter 2019. Similar to Bear Den Phase 1, Crestwood’s MS&L team will utilize its extensive NGL platform, including its Bakken truck and rail fleet along with the COLT Hub asset, to market NGL’s produced from the Phase 2 plant. Crestwood is also considering several long-term NGL infrastructure solutions for the combined Bear Den Plant to further enhance producer netbacks for the Arrow system. These netback enhancement opportunities range from participating in a potential new NGL pipeline out of the Bakken region to the construction of a new local fractionation facility at the Bear Den location with a purity product “pipe-to-rail” solution connecting with the COLT Hub.

Delaware Basin Update

Crestwood continues to pursue organic growth opportunities for existing and new customers in the Delaware Basin through Crestwood Permian Basin Holdings LLC (“CPJV” – 50/50 joint venture between Crestwood and First Reserve). CPJV current project updates are as follows:

•	Nautilus System: On October 16, 2017, Crestwood closed the previously announced equity option agreement with Shell Midstream Partners, L.P. (NYSE:SHLX)(“Shell Midstream”), a master limited partnership formed by Royal Dutch Shell plc (“Shell”), to purchase a 50% equity interest in Crestwood Permian Basin LLC which owns the Nautilus gas gathering system. The other 50% equity interest continues to be owned by CPJV. The Nautilus system gathers the majority of Shell’s operated Delaware Basin gas under a 20-year tiered, fixed-fee contract. To date, CPJV and Shell Midstream have invested approximately $80 million in the initial build-out of the Nautilus system, approximately $20 million net to Crestwood. Currently, Shell is operating two rigs on the Nautilus system.

•	Orla Processing Plant and Pipeline: CPJV has completed site preparations and has placed all major equipment orders to begin construction of a 200 MMcf/d cryogenic gas processing plant located in Reeves County, TX (the “Orla Plant”) and the Orla Express Pipeline, a 33 mile, 20 inch high pressure line connecting the existing Willow Lake gathering system in Eddy County, NM to the Orla plant. As previously announced, Crestwood contributed its Willow Lake gathering and processing assets to CPJV at a value of $151 million, and this value will be credited as part of Crestwood’s capital requirements to the expansion projects. Crestwood will continue to receive 100% of the available cash flow generated by the Willow Lake assets until the earlier of the Orla plant in-service date or June 30, 2018, at which time the parties will receive distributions on a 50/50 basis. Initial project capital is expected to be approximately $170 million with an in-service date in the second half of 2018.

•	Willow Lake: During the third quarter 2017, Willow Lake gathering and processing volumes increased 21% and 30%, respectively, over the third quarter 2016 as a result of increased development activity from existing and new producers around the system. During the third quarter 2017, Crestwood placed into service an additional 30 MMcf/d gas processing unit at Willow Lake (combined total processing capacity of approximately 85 MMcf/d) to meet producer volumes forecasted during the construction phase of the Orla processing plant and Orla Express pipeline.

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Capitalization and Liquidity Update

As of September 30, 2017, Crestwood had approximately $1.6 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $444 million outstanding under its $1.5 billion revolving credit facility. Crestwood’s leverage ratio was 4.1x as of September 30, 2017. Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay an annual distribution of 9.25% payable quarterly. Crestwood elected to begin making cash payments on the preferred units beginning with the distribution attributable to the third quarter 2017.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	RBC Capital Markets Midstream Conference on November 15-16, 2017 in Dallas, TX.

•	Jefferies Energy Conference on November 28-29, 2017 in Houston, TX. Robert G. Phillips, Chairman, President and Chief Executive Officer, will make a formal presentation at approximately 10:20 a.m. Central Time on Wednesday, November 29, 2017.

•	Wells Fargo Pipeline, MLP and Utility Symposium on December 6-7, 2017 in New York, NY.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could

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cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

Elizabeth Suman, 832-519-2276

elizabeth.suman@crestwoodlp.com

Manager, Investor Relations & Corporate Communications

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Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Gathering and processing	$433.9	$278.6	$1,206.7	$785.6
Storage and transportation	6.2	18.3	24.7	131.5
Marketing, supply and logistics	515.0	290.0	1,401.2	806.3
Related party	0.5	0.7	1.4	2.1

Total revenues	955.6	587.6	2,634.0	1,725.5

Costs of product/services sold:
Gathering and processing	374.9	221.1	1,038.1	618.5
Storage and transportation	0.2	0.1	0.3	4.9
Marketing, supply and logistics	479.7	240.5	1,221.4	643.0
Related party	3.7	5.0	11.8	13.7

Total cost of products/services sold	858.5	466.7	2,271.6	1,280.1

Expenses:
Operations and maintenance	35.5	33.1	103.4	119.9
General and administrative	22.5	18.3	71.6	70.2
Depreciation, amortization and accretion	48.1	50.3	145.2	177.0

	106.1	101.7	320.2	367.1
Other operating expenses:
Loss on long-lived assets, net	(6.3)	(2.1)	(6.3)	(34.8)
Goodwill impairment	—	—	—	(109.7)

Operating income (loss)	(15.3)	17.1	35.9	(66.2)
Earnings from unconsolidated affiliates, net	11.5	13.4	29.2	26.1
Interest and debt expense, net	(24.2)	(27.5)	(74.8)	(97.9)
Gain (loss) on modification/extinguishment of debt	—	—	(37.7)	10.0
Other income, net	0.2	0.2	0.4	0.4

Income (loss) before income taxes	(27.8)	3.2	(47.0)	(127.6)
Provision for income taxes	(0.1)	(0.2)	—	(0.2)

Net income (loss)	(27.9)	3.0	(47.0)	(127.8)
Net income attributable to non-controlling partners	6.4	6.1	18.8	18.0

Net loss attributable to Crestwood Equity Partners LP	(34.3)	(3.1)	(65.8)	(145.8)
Net income attributable to preferred units	16.2	6.9	47.5	16.6

Net loss attributable to partners	$(50.5)	$(10.0)	$(113.3)	$(162.4)

Subordinated unitholders’ interest in net loss	$—	$—	$—	$—

Common unitholders’ interest in net loss	$(50.5)	$(10.0)	$(113.3)	$(162.4)

Net loss per limited partner unit:
Basic	$(0.72)	$(0.14)	$(1.63)	$(2.35)

Diluted	$(0.72)	$(0.14)	$(1.63)	$(2.35)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	69,725	69,050	69,692	69,002
Dilutive units	—	—	—	—

Diluted	69,725	69,050	69,692	69,002

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Selected Balance Sheet Data

(in millions)

	September 30, 2017	December 31, 2016
	(unaudited)
Cash	$1.4	$1.6

Outstanding debt:
Crestwood Midstream Partners LP (a)
Revolving Credit Facility	$444.1	$77.0
Senior Notes	1,200.0	1,475.2
Other	2.4	5.5

Subtotal	1,646.5	1,557.7
Less: deferred financing costs, net	30.2	34.0

Total debt	$1,616.3	$1,523.7

Total partners’ capital	$2,378.3	$2,539.0

Crestwood Equity Partners LP partners’ capital
Common units outstanding	70.6	69.5

(a)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

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Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
EBITDA
Net income (loss)	$(27.9)	$3.0	$(47.0)	$(127.8)
Interest and debt expense, net	24.2	27.5	74.8	97.9
(Gain) loss on modification/extinguishment of debt	—	—	37.7	(10.0)
Provision for income taxes	0.1	0.2	—	0.2
Depreciation, amortization and accretion	48.1	50.3	145.2	177.0

EBITDA (a)	$44.5	$81.0	$210.7	$137.3
Significant items impacting EBITDA:
Unit-based compensation charges	6.2	4.1	18.9	13.4
Loss on long-lived assets, net	6.3	2.1	6.3	34.8
Goodwill impairment	—	—	—	109.7
Earnings from unconsolidated affiliates, net	(11.5)	(13.4)	(29.2)	(26.1)
Adjusted EBITDA from unconsolidated affiliates, net	21.5	21.7	54.9	41.4
Change in fair value of commodity inventory-related derivative contracts	27.4	7.5	12.5	8.3
Significant transaction and environmental related costs and other items	1.9	0.5	10.4	11.2

Adjusted EBITDA (a)	$96.3	$103.5	$284.5	$330.0

Distributable Cash Flow
Adjusted EBITDA (a)	$96.3	$103.5	$284.5	$330.0
Cash interest expense (b)	(23.6)	(25.6)	(71.6)	(92.5)
Maintenance capital expenditures (c)	(4.3)	(1.1)	(16.1)	(8.9)
Provision for income taxes	(0.1)	(0.2)	—	(0.2)
Deficiency payments	0.8	1.9	0.6	7.1

Distributable cash flow attributable to CEQP	69.1	78.5	197.4	235.5
Distributions to preferred	(15.0)	—	(15.0)	—
Distributions to Niobrara preferred	(3.8)	(3.8)	(11.4)	(11.4)

Distributable cash flow attributable to CEQP common (d)	$50.3	$74.7	$171.0	$224.1

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with our 2017 realignment of our Marketing, Supply and Logistics operations and related consolidation and relocation of our corporate offices, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus or minus fair value adjustments.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

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Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
EBITDA
Net cash provided by operating activities	$95.3	$51.5	$228.2	$244.5
Net changes in operating assets and liabilities	(63.6)	6.5	(65.2)	(46.8)
Amortization of debt-related deferred costs	(1.9)	(1.7)	(5.4)	(5.1)
Interest and debt expense, net	24.2	27.5	74.8	97.9
Unit-based compensation charges	(6.2)	(4.1)	(18.9)	(13.4)
Loss on long-lived assets, net	(6.3)	(2.1)	(6.3)	(34.8)
Goodwill impairment	—	—	—	(109.7)
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	3.0	3.1	2.5	3.9
Deferred income taxes	—	0.3	0.7	0.9
Provision for income taxes	0.1	0.2	—	0.2
Other non-cash (income) expense	(0.1)	(0.2)	0.3	(0.3)

EBITDA (a)	$44.5	$81.0	$210.7	$137.3
Unit-based compensation charges	6.2	4.1	18.9	13.4
Loss on long-lived assets, net	6.3	2.1	6.3	34.8
Goodwill impairment	—	—	—	109.7
Earnings from unconsolidated affiliates, net	(11.5)	(13.4)	(29.2)	(26.1)
Adjusted EBITDA from unconsolidated affiliates, net	21.5	21.7	54.9	41.4
Change in fair value of commodity inventory-related derivative contracts	27.4	7.5	12.5	8.3
Significant transaction and environmental related costs and other items	1.9	0.5	10.4	11.2

Adjusted EBITDA (a)	$96.3	$103.5	$284.5	$330.0

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with our 2017 realignment of our Marketing, Supply and Logistics operations and related consolidation and relocation of our corporate offices, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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Segment Data

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gathering and Processing
Revenues	$464.3	$304.1	$1,302.4	$863.6
Costs of product/services sold	378.6	226.1	1,049.9	632.2
Operations and maintenance expenses	16.2	17.4	51.8	56.1
Loss on long-lived assets	(3.9)	(2.0)	(3.9)	(2.0)
Goodwill impairment	—	—	—	(8.6)
Earnings from unconsolidated affiliate, net	4.3	5.5	7.7	16.5

EBITDA	$69.9	$64.1	$204.5	$181.2

Storage and Transportation
Revenues	$7.4	$19.8	$29.4	$134.5
Costs of product/services sold	0.2	0.1	0.3	4.9
Operations and maintenance expenses	1.0	2.5	3.4	18.2
Loss on long-lived assets	—	(0.1)	—	(32.8)
Goodwill impairment	—	—	—	(13.7)
Earnings from unconsolidated affiliates, net	7.2	7.9	21.5	9.6

EBITDA	$13.4	$25.0	$47.2	$74.5

Marketing, Supply and Logistics
Revenues	$483.9	$263.7	$1,302.2	$727.4
Costs of product/services sold	479.7	240.5	1,221.4	643.0
Operations and maintenance expenses	18.3	13.2	48.2	45.6
Gain on long-lived assets, net	0.6	—	0.6	—
Goodwill impairment	—	—	—	(87.4)

EBITDA	$(13.5)	$10.0	$33.2	$(48.6)

Total Segment EBITDA	$69.8	$99.1	$284.9	$207.1
Corporate	(25.3)	(18.1)	(74.2)	(69.8)

EBITDA	$44.5	$81.0	$210.7	$137.3

NEWS RELEASE

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CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gathering and Processing (MMcf/d)
Bakken - Arrow	44.7	41.2	47.8	42.7
Marcellus	462.3	384.3	400.5	421.7
Barnett	310.2	318.2	320.8	307.2
Permian (a)	90.8	49.4	61.8	36.1
PRB Niobrara - Jackalope Gas Gathering (b)	59.6	57.6	55.8	64.1
Other	53.9	75.5	58.1	81.8

Total gas gathering volumes	1,021.5	926.2	944.8	953.6
Processing volumes	234.8	230.9	221.5	219.4
Compression volumes	515.4	472.4	484.3	480.6
Arrow Midstream
Bakken Crude oil (MBbls/d)	87.5	55.3	79.3	60.7
Bakken Water (MBbls/d)	36.9	26.8	34.8	27.0

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (b)	34.7	35.8	35.1	35.3
% of operational capacity contracted	100%	100%	100%	100%
Firm storage services (MMcf/d) (b)	396.9	149.9	361.2	206.5
Interruptible storage services (MMcf/d) (b)	1.2	3.8	2.7	14.9
Northeast Transportation - firm contracted capacity (MMcf/d) (b)	1,482.3	1,396.5	1,457.5	1,367.3
% of operational capacity contracted	83%	79%	82%	81%
Firm services (MMcf/d) (b)	1,235.6	1,230.6	1,324.7	1,100.2
Interruptible services (MMcf/d) (b)	80.9	106.5	82.2	111.9
Gulf Coast Storage - firm contracted capacity (Bcf) (b)	27.5	30.4	28.3	30.0
% of operational capacity contracted	72%	79%	74%	78%
Firm storage services (MMcf/d) (b)	168.1	251.5	233.1	181.4
Interruptible services (MMcf/d) (b)	69.2	67.8	80.3	72.3
COLT Hub
Rail loading (MBbls/d)	25.3	100.7	42.3	91.2
Outbound pipeline (MBbls/d) (c)	13.8	10.6	14.2	12.2

Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	5.1	5.8	5.8	9.7
NGL Operations
Supply & Logistics volumes sold (MBbls/d)	85.6	87.8	86.0	85.1
West Coast volumes sold or processed (MBbls/d)	33.0	25.0	31.5	22.4
NGL volumes trucked (MBbls/d)	44.8	48.6	52.7	48.4

(a)	Beginning in June 2017, represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents 50% owned joint venture, operational data reported is at 100%.
(c)	Represents only throughput leaving the terminal.